Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 Fifth Avenue, 19th Floor		SVP, Investor Relations and Finance
	New York, NY 10151		646-412-6877
mchesler@mdc-partners.com

MDC Partners Names Vincenzo DiMaggio SVP, Chief Accounting Officer

New York, New York, June 7, 2018 (NASDAQ: MDCA) – MDC Partners Inc. (the “Company”) announced today that it has hired Vincenzo DiMaggio as Senior Vice President, Chief Accounting Officer. In this role, Mr. DiMaggio will oversee the Company’s accounting operations, technical accounting policy and financial reporting activities, and serve as MDC Partners’ principal accounting officer. He will report to David Doft, Chief Financial Officer.

Mr. DiMaggio has over two decades of experience in leadership positions of public and private company accounting teams within the media sector. He most recently served as the Global Controller & Chief Accounting Officer at Endeavor, and previously held senior accounting roles at Viacom and The New York Times Company.

“Vince brings significant experience and demonstrated expertise in leading public company accounting teams at global organizations,” said Mr. Doft. “As we grow our business around the world, he is ideally qualified to lead our accounting organization as we continue to look to upgrade and scale our capabilities, while at the same time, improve the efficiency of our financial reporting across our network.”

In connection with his hiring, the Company granted an inducement award to Mr. DiMaggio. Effective June 7, 2018, the Company granted Mr. DiMaggio an award of 25,000 restricted shares of MDC Partners’ Class A subordinate voting stock, subject to vesting on the 3rd anniversary of Mr. DiMaggio’s employment commencement date or earlier upon the occurrence of certain events. The Company granted this award as a material inducement to Mr. DiMaggio’s employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients, and for leading in diversity and inclusion. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide.

For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.

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